UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

______Preliminary information statement

______Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

    X       Definitive information statement.

                                      Hotel Outsource Management International, Inc.
       (Name of Registrant as Specified in its Charter)

Payment of filing fee (check appropriate box):

    X      No fee required.

_____Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Tile of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

______Fee paid previously with preliminary materials.

______Check box if any part of the fee is offset as provided by Exchange Act of Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 20, 2005

TO THE STOCKHOLDERS:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, December 12, 2005, that our board of directors has recommended, and that a majority of our stockholders intend to vote on December 20, 2004, to effect the following corporate transactions:

(1)	To elect six directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified;

(2)	To nominate the accounting firm of Kingery & Crouse as HOMI’s independent auditors until the next annual meeting; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s), postponement(s) or continuation(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person.

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.
By Order of the Board of Directors

/s/ Jacob Ronnel
Jacob Ronnel
Director and President
Date: November 21, 2005

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI” or the “Company”), at the direction of the Company’s Board of Directors and pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934. It is furnished in connection with an annual meeting of stockholders scheduled for December 20, 2005 for the purposes set forth in the accompanying Notice of Annual Meeting of stockholders.

This Information Statement and accompanying Notice of Annual Meeting of Stockholders are being mailed on or about November 21, 2005.

Record Date; Voting Securities

Only holders of record of the Company’s common stock as of December 12, 2005 shall be entitled to vote at the annual shareholders meeting on the basis of one vote for each share held. As of September 30, 2005, there were 30,168,291 shares of HOMI common stock outstanding. The presence, either in person or by proxy, of a majority of the total number of shares of common stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

As of the Record Date, management and its affiliates (“Principal Stockholders”) collectively owned greater than 50% of the Company’s outstanding common stock and will vote such shares to approve the certificate of amendment, approve the amendment to the by-laws approve the accounting firm of Kingery and Crouse as HOMI’s auditors for 2006 and elect as directors the six nominees listed under the caption “Election of Directors.” Since the common stock owned by the Principal Shareholders constitute a majority of HOMI’s outstanding common stock, the Board of Directors determined not to solicit proxies. All stockholders of record on the record date are entitled to attend the meeting and vote their shares personally or through their own legally constituted proxy.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

This date of this Information Statement is November 21, 2005.

INFORMATION STATEMENT FOR ANNUAL MEETING
OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. SHAREHOLDERS

To Be Held December 20, 2005

The Board of Directors of Hotel Outsource Management International, Inc., furnishes this Information Statement to shareholders in connection with the annual meeting of HOMI, to be held at 10:30 AM on December 20, 2005 at 72 Weizman Street, Tel-Aviv, 62308, Israel for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board of Directors. It has the responsibility for establishing broad corporate polices and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of the Company’s business through regular written reports and analyses and discussions with the Chairman and other officers of the Company. The Company’s Board of Directors currently consists of seven members.

Meeting of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring the Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. In 2004, there were six meetings and in 2005, to date, there were five meetings of the Board. The average aggregate attendance of the Directors of the Board was 80%.

Six directors are to be elected at the annual meeting to hold office until the next Annual Meeting or until their successors are elected and qualified. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that another nominee will be designated by the Board of Directors to fill any such vacancy.

Votes Required

The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting. Abstentions from voting and broker “non-votes” on the election of directors will have no effect since they will not represent votes cast at the annual meeting for the purpose of electing directors.

Election of Directors

The following are the nominees and other directors of the Company who will continue in office beyond the Annual Meeting, with information including their principal occupation and other business affiliations, the year each was first elected as a director, other affiliations and each director’s or nominee’s age. The principal stockholders will vote FOR the election of each nominee listed below.

Jacob Ronnel, 49, has been Chief Executive Officer, President and a director of HOMI since December 28, 2001, director and Chief Executive Officer of HOMI Israel Ltd. (formerly known as Bartech Mediterranean Ltd.) since May 1997 where he became a managing director in March 1998; President and a director of HOMI South Africa (Pty) Ltd. (formerly known as Batim Bartech) since inception in 1999 and director and chief executive officer of Hotel Outsource Services, Inc. since September 2001. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de LaUnited Statesnne, Switzerland.

Ariel Almog, 38, has been Chief Operating Officer, secretary and director of HOMI since December 28, 2001. He has been Chief Operating Officer and a director of HOMI Israel Ltd. (formerly known as Bartech Mediterranean Ltd.) since May 1997, COO and a director of HOMI South Africa (Pty) Ltd. (formerly known as Batim Bartech) since inception in 1999 and a director and chief operating officer of Hotel Outsource Services, Inc. since September 2001. From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Avraham Bahry, 60, has been chairman of the Board of Directors since December 2004. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Boaz Tamir has been a director of HOMI since December 2004. Dr. Tamir is a founding partner of Montefiore Partners Venture Capital fund, and Ronald Group (Environment), a consulting firm. Dr. Tamir also founded and directed, with PWLL Accountants, Ya’ad Business Development Ltd., a consulting company. He was the founder and chief executive officer of Be-Connected, a telecommunications company. Dr. Tamir received a Ph.D. in Business Administration and Political Economy from MIT.

Jules M. Polak has been a director of HOMI since December 2004. Mr. Polak has been a principal of Jules Polak Business Consulting Ltd. since 2000. From 1993 to 2000, he was Chief Executive Officer of Golden Pages Israel, the yellow pages publisher of Israel. He has been a director of several privately held companies in Israel.

Jacob Faigenbaum, 52, has served as Founder and Managing director of Financial Guardian Group since 2001. He was Senior Manager of Old Mutual International in London from 1997 to 2001, and he was Managing Director of Pioneer International, International Investments Advisory from 1986-1997. Mr. Faigenbaum served in the Israeli Defense Forces as Colonel. He received a Masters of Economics and Business Administration from Bar Ilan University (Israel) and is currently finishing his LLB.

There are no family relationships between any nominee and/or any executive officers of the company.

Board Meetings and Committees

Currently, HOMI’s nominating committee has three members. The Board of Directors has adopted a policy with regard to the consideration of any director candidates recommended by security holders. All of the current director nominees were nominated by the nominating committee.

HOMI’s board of directors has a process whereby security holders may send communications to the board of directors. Such security holders may send certified letters to Jacob Ronnel, CEO of HOMI, who shall be responsible for presenting such communication to the entire board.

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer. HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made. HOMI has an audit committee with three members, one of whom is a financial expert.

Directors' compensation

Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will be paid $1,000 per directors meeting attended, and $500 for each committee meeting attended.

HOMI intends to adopt an Employee Stock Option Plan for management and key employees in which between 2,000,000 and 3,000,000 options would be issued. However as of the date of this report, no such plan has been adopted.

Executive Compensation

The following is a chart of compensation paid to all executive officers of the Company.

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compen-sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Awards
					Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs ($)

Jacob Ronnel	2002	$61,920
CEO, President	2003	$100,000
	2004(1)	$100,000					$13,491

Ariel Almog	2002	$117,500
COO, Secretary	2003	$130,200
	2004(2)	$161,000

Daniel Golan(3)	2002	$24,000
CEO of HOMI South	2003	$41,000
Africa (PTY) Ltd.	2004	$58,000

Sigal Grinboim	2002	N/A
CFO	2003	N/A
	2004	$15,800

Avraham Bahry	2002	N/A
Chairman	2003	N/A
	2004	$5,000

Rodia Mihali(4)	2002	N/A
	2003	$0
	2004	$33,000

(1)
In 2004, Mr. Ronnel’s salary was paid as follows: HOMI Israel $24,497; HOS-$39,996; HOMI- $48,998. According to the employment agreement entered into by Jacob Ronnel and HOS which commenced June 2002, Mr. Ronnel shall serve as Chief Executive Officer at $80,000 per year; however, Mr. Ronnel received only 50% of his base salary ($40,000 per year) until June 2003, and resumed his $80,000 per year salary in July 2003. Mr. Ronnel currently receives an annual salary of $40,000 from HOS, and $80,000 from HOMI. Mr. Ronnel is entitled to an annual performance-based bonus. HOS may terminate this agreement upon 90 days written notice.

(2)
Mr. Almog’s entire salary was paid by HOS. Pursuant to Ariel Almog's employment agreement with HOS, Mr. Almog is to receive an annual base salary of $80,000 per year as Chief Operating Officer, commencing June 2002. Mr. Almog will be entitled to annual performance-based bonuses. Mr. Almog also receives $1,000 per month for medical insurance, matching 401(k) contributions up to 5% of his base salary, a housing allowance of between $2,500 and $2,700 per month, $1,300 per month child education allowance, a car, and a one-time relocation allowance of $5,000. HOS may terminate this employment agreement upon 90 days written notice. Commencing in April 2002, Mr. Almog has been receiving an annual gross salary of $80,000 per year from HOS, plus up to $70,000 in expenses from HOS.

(3)	From January 2002 to July 2003, Daniel Golan received an annual salary of $24,000 from HOMI South Africa (PTY) Ltd. Since in August 2003, Mr. Golan has been receiving an annual salary of $41,000.

(4)	Mr. Mihali resigned as a director on June 24, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Cassel Economic and Financial Consultants Ltd. accrued $79,274 and $37,239 for the years ended December 31, 2003 and 2004, respectively, for rent of executive offices and office services. Benzion Perko, a controlling shareholder of HOMI, is the control person of Cassel Economic and Financial Consultants Ltd. The outstanding liability as of December 31, 2004 is $0.

In the year ended December 31, 2004, Mr. Benzion Perko lent HOMI a total of $557,000 through two companies which he controls: Paroz Promotion and Investing Ltd and Coventry Promotion and Investing Ltd. The outstanding balance as of December 31, 2004 was $0.

In the year ended December 31, 2004, Calderstone Investment Ltd., a shareholder of HOMI, lent HOMI $33,960, none of which was outstanding at December 31, 2004.

In 2003, a subsidiary of HOMI loaned Daniel Golan (through Batim Homes Ltd) RAND 23,285 (approximately $3,500). This loan was repaid in March 2004. Additionally, in 2003, Daniel Golan, a shareholder of HOMI, and director and officer of HOMI South Africa lent HOMI South Africa $16,000. As of December 31, 2004 the balance owed is RAND 1,515,158 (approximately $299,000).

On December 1, 2003, Jacob Ronnel and Ariel Alomg, officers and directors of HOMI, each loaned the company $150,000. Interest on this loan accrues 4% per annum. The loans and interest are due on December 1, 2008.

In February 2004 HOMI signed a consultancy agreement with Benzion Perko. In consideration of the services rendered by Mr. Perko, HOMI issued to 500,000 shares at a deemed value of $150,000. In addition HOMI was to pay Mr. Perko a monthly consulting fee of $3,000 plus VAT. This agreement was terminated in September 2004.

In March 2004, HOMI entered into an agreement with Mr. Avraham Bahry, a shareholder of HOMI, and Mr. Rodia Mihali, a director and shareholder of HOMI, pursuant to which Mr. Bahry and Mr. Mihali lent the Company $300,000 bearing interest at the annual rate of LIBOR for six months plus 1%. This loan which was due June 30, 2004, was converted into shares of HOMI’s common stock in right offering dated July 2004. Mr. Bahry has since been elected a director of the company.

In May 2004, HOMI approved the conversion of $414,000 of debt into 828,000 shares of HOMI common stock. Of the loans converted, $299,000 were loans to HOMI by shareholders.

On July 10, 2004, HOMI commenced an offering to its existing shareholders pursuant to which each shareholder was offered the right to purchase one share of HOMI common stock for every 5.566 shares of common stock held as of July 10, 2004. A total of 4,500,180 shares were offered at $.33 per share. All shares bear legends restricting their transfer. This offering expired on August 12, 2004. HOMI raised a total of $936,000 including conversion of the March 2004 loan to HOMI by Avraham Bahry and Rodia Mihali. A total of 2,834,358 shares were issued.

In September 2004, Mr. Benzion Perko lent HOMI $150,000. In October 2004, HOMI converted this loan plus an existing loan of $250,000 into 952,381 shares of common stock.

In November 2004, HOMI entered into agreements with Avraham Bahry and Rodia Mihali pursuant to which each agreed to lend HOMI $350,000. The terms of the loan are 6 months, due and payable May 2005, and accrue interest at 10% per annum. The loans may be converted into common stock at $.25 per share and are secured by a general lien and security interest on all of the company’s assets, subordinate to all pre-existing liens. Additionally, Jacob Ronnel, Ariel Almog and Benzion Perko pledged a collective total of 2,000,000 of their HOMI common shares as collateral for these loans. In accordance with a subsequent agreement with Mr. Mihali and Mr. Bahry, $300,000 of the loan has been already been repaid to Mr. Mihali; the balance of the loan from Mr. Mihali, plus accrued interest, and the entire loan from Mr. Bahry plus accrued interest, will be repaid using proceeds from this offering.

Compliance with Section 16(a) of the Exchange Act

All of the officers, directors and/or beneficial owners of 10% or more of HOMI’s have filed on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during prior fiscal years.

Principal Stockholders and Security Ownership of Management

The following table sets forth certain information known to HOMI with respect to beneficial ownership of HOMI common stock as of September 30, 2005, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

Names and Address of Beneficial Owner	Number of Shares Beneficially Owned	% Beneficially Owned (4)

Jacob Ronnel 21 Hasvoraim Street Tel Aviv, Israel	2,076,917	6.9%

Ariel Almog 224 Maypoint Drive, San Raphael, CA	2,726,917	9.2%

Blackborn Consulting (1999) LTD.(1) 25 HaMerad Street Tel Aviv, Israel	2,776,914	9.2%

Daniel Golan(2) 406c Sandhurst Gardens Sandton Johannesburg, South Africa	200,000	0.7%

Rodia Mihali(3) 21 Neher St Munich, Germany	1,695,645	5.6%

Sigal Grinboim 7 Barazani Street Ramat Aviv, Israel	0	0%

Avraham Bahry 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	2,494,692	8.3%

Jules Polak 4 Kiriati Street Ramat Gan, Israel	0	0%

Boaz Tamir 10 Hoaranim Street Zichron-Yaacov, Israel	0	0%

Robert W. Singer 2110 West County Line Road Jackson, New Jersey	0	0%

All officers and directors as a group (10 people)(3)	9,244,101	30.6%

(1)	The beneficial owner of the securities held by Blackborn Consulting is Mr. Benzion Perko, 17 Alterman Street, Kfar-Saba, Israel.
(2)	Mr. Golan owns these shares through Ice Maiden International Ltd., of which he is the beneficial owner.
(3)	Mr. Mihali resigned as director on June 24, 2005
(4)	Based on 30,168,291 shares outstanding

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS

Any stockholder who desires to present proposals to the next annual meeting and to have such proposals set forth in the information statement mailed in conjunction with such annual meeting must submit such proposals to the Company not later than July 10, 2006. All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

In addition, the Company’s policy on stockholder nominations for director candidates requires that to be considered for next year’s slate of directors any stockholder nominations for director must be received by Jacob Ronnel, the CEO of the Company, at the office of the Company’s Israeli counsel, 72 Weizman Street, Tel Aviv, Israel 62308, no later than July 10, 2006. The Nominating Committee will evaluate any proposed nominees using similar criteria as used for other nominees and will consider such nominees in comparison to all other nominees. The Nominating Committee has no obligation to nominate any such person for election.

Stockholders may write to Jacob Ronnel, the CEO of the Company, at the Company’s office located at, 4 Raul Wallenberg Street, Tel Aviv, Israel, to deliver the stockholder proposals and stockholder nominations discussed above.

The principal stockholders will vote “FOR” each proposal listed below.

PROPOSAL ONE.
ELECTION OF DIRECTORS

Six Directors are to be elected at the meeting for a one-year terms ending at the 2006 Annual Meeting. The Board of Directors for election at this Annual Meeting has nominated Jacob Ronnel, Ariel Almog, Jacob Faigenbaum, Avraham Bahry, Boaz Tamir, and Jules M. Polak. Jacob Ronnel, Ariel Almog, Avraham Bahry, Boaz Tamir and Jules M. Polak are presently directors of the Company.

PROPOSAL TWO.
APPROVAL OF KINGERY & CROUSE AS INDEPENDENT AUDITORS.

The shareholders are requested to approve Kingery & Crouse as HOMI’s independent accountants for the fiscal year ending December 31, 2005.

THE COMPANY IS NOT SOLICITING PROXIES

VOTING PROCEDURES

Tabulation of Votes: Hillel Steinberger, CPA, will tabulate votes cast in person at the meeting.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees or other proposals.

INDEPENDENT PUBLIC ACCOUNTANT

Kingery & Crouse has served as HOMI’s independent public auditor since January 2005. All payments to them are current. Members of Kingery & Crouse will be available via telephone conference call during HOMI’s annual meeting and will have an opportunity to speak and will be available to respond to questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of HOMI’s annual financial statements for the year ended December 31, 2005 are anticipated to be $45,000. Aggregate fees for the audit of financial statements for the year ended December 31, 2004 amounted to $43,200.

Audit Related Fees

The aggregate fees billed in each of the last two fiscal years for assurance and related services by Kingery & Crouse and its predecessor, that are reasonably related to the performance of audits or reviews of HOMI’s financial statements other than those disclosed under “Audit Fees” was $0 in 2004 and $0 in 2003.

Tax Fees

For 2004 and 2003, there were no aggregate fees billed in each of the last two fiscal years for professional services rendered by HOMI’s independent accountant for tax compliance, tax advice and tax planning.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting.

Dated: November 21, 2005

A COPY OF THE COMPANY’S FORM 10-KSB FOR THE PERIOD ENDING DECEMBER 2004 IS ATTACHED AND INCORPORATED INTO THIS INFORMATION STATEMENT. IF THERE ARE ANY REQUESTS FOR ANY OTHER DOCUMENTS PLEASE CONTACT:

Jacob Ronnel
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005